Exhibit (h)(ix)

SECOND AMENDED AND RESTATED

SERVICES AGREEMENT FOR TRUST AND REGULATORY GOVERNANCE

THIS AGREEMENT effective as of the 20th day of September 2018, is by and between Advisers Investment Trust (the “Trust”), a Delaware statutory trust, on behalf of the Funds listed on Schedule A, having its principal place of business at 50 South La Salle Street, B-9, Chicago, Illinois 60603 and Foreside Fund Officer Services, LLC (“Foreside”), a Delaware limited liability company having its principal place of business at Three Canal Plaza, Suite 100, Portland, Maine 04101.

WHEREAS, the Trust is a registered investment company, and is subject to the requirements under the Investment Company Act of 1940, as amended, (the “1940 Act”)(including but not limited to Rule 38a-1 (hereinafter “Rule 38a-1”)), which requires each registered investment company to, among other things, adopt policies and procedures that are reasonably designed to prevent it from violating the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes Oxley Act of 2002 (“Sarbanes Oxley”), the 1940 Act, the Investment Advisers Act of 1940, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the Securities and Exchange Commission (the “Commission”) under any of these statutes, the Bank Secrecy Act as it applies to registered investment companies, and any rules adopted thereunder by the Commission or the Department of the Treasury (collectively, the “Federal Securities Laws”). These policies and procedures include policies and procedures that provide for the oversight of compliance by each investment adviser, principal underwriter, administrator, and transfer agent of the Trust (collectively, the “Service Providers”);

WHEREAS, certain of the Federal Securities Laws require the chief financial officer, among other things, to certify accordingly to the requirements of Securities and Exchange Commission Forms N-CSR and N-Q as to the accuracy and validity of the financial statements produced and reported, as well as the effectiveness of internal controls used to generate the information contained in such reports as required by Section 302 of Sarbanes Oxley and Rule 30a-3 of the 1940 Act;

WHEREAS, the Trust desires to appoint Foreside to perform certain services for the series of the Trust listed on Schedule A to this Agreement, as well as such additional series as may be established by the Trust from time to time (each series a “Fund” and collectively, the “Funds”);

WHEREAS, Foreside is willing to perform the services enumerated in this Agreement on the terms and conditions set forth herein;

WHEREAS, pursuant to Section 12(a) of the Amended and Restated Services Agreement for Trust and Regulatory Governance dated as of March 31, 2017, Foreside and the Trust wish to enter into this superseding Second Amended and Restated Services Agreement for Trust and Regulatory Governance in order to set forth the terms under which Foreside will perform the services enumerated herein on behalf of the Trust, however, Foreside is authorized at its own expense to contract with other service providers to perform any or all of the services described herein,

NOW, THEREFORE, in consideration of the covenants herein contained, the Trust and Foreside hereby agree as follows:

1. Services.

1.1 Fund Compliance Services

(a) Rule 38a-1 Compliance Services. Foreside shall work with the Trust to review, maintain and update written compliance policies and procedures which shall be reasonably designed to prevent the Trust from violating applicable provisions of the Federal Securities Laws. The corresponding documents and related amendments, designed to ensure compliance under Rule 38a-1, shall become effective as the fund compliance program, upon the approval of the Board of Trustees of the Trust (the “Board”)(collectively, the “Fund Compliance Program”). In support of the Fund Compliance Program, Foreside agrees to provide the compliance services outlined in Schedule B.

(b) Discretion to Appoint and Remove CCO. The Board shall have the sole and absolute discretion to appoint, to determine not to appoint, or to terminate, the services of any person made available by Foreside to serve as the Chief Compliance Officer.

(c) Anti-money Laundering Compliance Services. Foreside shall work with the Trust to review, maintain and update written compliance policies and procedures which shall be reasonably designed to prevent the Trust from violating applicable anti-money laundering laws and regulations. The corresponding documents and related amendments, designed to ensure compliance, shall become effective as the fund anti-money laundering program, upon the approval of the Board (collectively, the “Fund Anti-money Laundering Compliance Program”). In support of the Fund Anti-money Laundering Compliance Program, Foreside agrees to provide the compliance services outlined in Schedule B.

1.2 Financial Control Services

Foreside shall work with the Trust to review, maintain and update the Trust’s controls over financial reporting as defined in Rule 30a-3 of the 1940 Act, which shall be reasonably designed to adhere to the provisions of Sarbanes Oxley and applicable federal securities laws (“Financial Controls Program”). In support of the Financial Controls Program, Foreside agrees to provide the financial controls services outlined in Schedule B.

2. Officers—Compliance, Anti-money Laundering Compliance, Executive Officers.

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(a) Provision of Fund Officers. Foreside agrees to make available to the Trust 1) a person to serve as the Trust’s Chief Compliance Officer as provided in paragraph (a)(4) of Rule 38a-1, subject to election by the Board, 2) a person to serve as the Trust’s Treasurer or Chief Financial Officer responsible for certifying the accuracy of financial reports through the assessment of financial controls, and 3) a person to serve as the Trust’s Anti-Money Laundering Officer. Foreside shall provide an appropriately qualified employee or agent of Foreside (or its affiliates) who, in the exercise of his or her duties to the Trust, shall act in good faith and in the best interests of the Trust. Foreside shall assume sole responsibility for compensating the officers directly.

(b) Termination of Fund Officers. In the event a person is: (1) terminated as a Fund Officer by the Board in its sole discretion and for any reason, or (2) terminated as a Foreside employee, Foreside will employ reasonable good faith efforts to promptly make another person available to serve as a Fund Officer, at the request of the Board. If Foreside terminates the services of the Chief Compliance Officer, the Board may, in its absolute discretion, elect to secure the services of an alternative chief compliance officer directly.

(c) Compensation of Chief Compliance Officer. In accordance with the requirements of Rule 38a-1, Foreside shall pay a level of total compensation directly to such person as is consistent with Foreside’s compensation of employees having similar duties, similar seniority, and working at the same or similar geographical location. Foreside shall not be obligated to pay any compensation to a Chief Compliance Officer which exceeds that set forth in the previous sentence.

(d) Trust obligations to Fund Officers. The Trust will provide copies of financial reports, the Fund Compliance Program, related policies and procedures, and all other books and records of the Trust as each Fund Officer deems necessary or desirable in order to carry out his or her duties hereunder on behalf of the Trust. The Trust shall cooperate with each Fund Officer and ensure the cooperation of the Service Providers to the Trust, as well as Trust counsel, independent Trustee counsel and the Trust’s independent accountants (collectively, the “Other Providers”), and assist each Fund Officer and Foreside in preparing, implementing and carrying out the duties of each Fund Officer. In addition, the Trust shall provide each Fund Officer with appropriate access to the executive officers and Board of the Trust, and to representatives of and to any records, files and other documentation prepared by, Service Providers and Other Providers, which are or may be related to the services provided under this Agreement.

(e) Additional Provisions Concerning Executive Officers. It is mutually agreed and acknowledged by the parties that each Fund Officer contemplated in this Agreement will each be an executive officer of the Trust (“Executive Officer”) either through incorporation documents or specifically through board resolutions.

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The provisions of Section 2 are subject to Foreside’s Code of Ethics concerning the activities of its employees and their service as officers of unaffiliated funds .The Trust’s governing documents (including its Agreement and Declaration of Trust and By-Laws) and/or resolutions of its Board shall contain mandatory indemnification provisions that are applicable to each Executive Officer, that are designed and intended to have the effect of fully indemnifying him or her and holding him or her harmless with respect to any claims, liabilities and costs arising out of or relating to his or her service in good faith in a manner reasonably believed to be in the best interests of the Trust, except to the extent he or she would otherwise be liable to the Trust by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his or her office.

The Trust shall provide coverage to the Executive Officer under its directors’ and officers’ liability policy that is appropriate to the Executive Officer’s role and title, and consistent with coverage applicable to the other officers holding positions of executive management.

In appropriate circumstances, the Executive Officer shall have the discretion to resign from his or her position, in the event that he or she reasonably determines that there has been or is likely to be: (a) a situation in which the Executive Officer would be forced to materially deviate from Foreside’s Code of Ethics, (b) an ongoing pattern of conduct by the Trust, other Trust officers, Service Providers or Other Providers involving the continuous or repeated violation of applicable Federal Securities Laws or (c) a material deviation by the Trust from the terms of this Agreement governing the services of the Executive Officer that is not caused by the Executive Officer or Foreside. In addition, the Executive Officer shall have reasonable discretion to resign from his or her position in the event that he or she determines that he or she has not received sufficient cooperation from the Trust, its Service Providers or Other Providers to make an informed determination regarding any of the matters listed above.

The Executive Officer may, and the Trust shall, promptly notify Foreside of any issue, matter or event that would be reasonably likely to result in any claim by the Trust, one or more Trust shareholder(s) or any third party which involves an allegation that the Executive Officer failed to exercise his or her obligations to the Trust in a manner consistent with applicable laws (including but not limited to any claim that a report failed to meet the standards of applicable laws).

It is expressly agreed and acknowledged that Foreside (a) cannot ensure that the Trust complies with applicable Federal Securities Laws, and (b) whenever an employee or agent of Foreside serves as an Executive Officer of the Trust, as long as the Executive Officer acts in good faith and in a manner reasonably believed to be in the best interests of the Trust, the Trust shall indemnify the Executive Officer and Foreside and hold the Executive Officer and Foreside harmless from any loss, liability, expenses (including reasonable attorney’s fees) and damages

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incurred by them arising out of or related to the service of such employee or agent of Foreside as an Executive Officer of the Trust, except to the extent such indemnification would be illegal, impermissible or improper under the Federal Securities Laws, as interpreted by the SEC or Sarbanes Oxley.

3. Fees and Expenses.

(a) Foreside shall be entitled to receive from the Trust fees and out of pocket expenses set forth on Schedule C hereto, reflecting the amounts charged by Foreside for the performance of services under this Agreement. All rights of compensation under this Agreement for services performed and for expense reimbursement shall survive the termination of this Agreement. In the event of termination of this Agreement pursuant to Section 5, the Trust shall reimburse Foreside for reasonable expenses related to its activities in effecting such termination, including without limitation, the delivery to the Trust and/or its distributor, investment adviser and/or other parties of the Trust’s property, records, instruments and documents.

(b) Trust shall be responsible for paying expenses of the Trust not otherwise allocated herein, including without limitation, organization costs, taxes, expenses for legal and auditing services, the expenses of preparing (including typesetting), printing and mailing reports, prospectuses, statements of additional information, proxy solicitation material and notices to existing shareholders, all expenses incurred in connection with issuing and redeeming shares, the costs of custodial services, the cost of initial and ongoing registration of the shares under Federal and state securities laws, fees and out-of-pocket expenses of Trustees, insurance, interest, brokerage costs, litigation and other extraordinary or nonrecurring expenses, and all fees and charges of investment advisers.

4. Information to be furnished by the Trust and Record Keeping.

(a) The Trust has furnished or shall promptly furnish to Foreside copies of the Trust’s foundational documents, including but not limited to, the Declaration of Trust, the Bylaws, various policies and procedures of the Trust that have been adopted, the current prospectuses, statement of additional information, the most recent annual and semi-annual reports and any amendments to these documents herein (hereinafter “Trust Documents”). The Trust shall also furnish a list of officers and persons authorized to act on behalf of the Trust.

(b) The Trust shall furnish Foreside written copies of any amendments to, or changes in, any of the items referred to in Section 4, upon such amendments or changes becoming effective which will have the effect of changing the procedures employed by Foreside in providing the services or performing its duties under this Agreement.

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(c) Foreside may rely on all documents furnished to it by the Trust and its agents in connection with the services to be provided under this Agreement, including any amendments to or changes in any of the items to be provided by the Trust pursuant to Section 4, and shall be entitled to indemnification in accordance with Section 9 below with regard to such reliance.

(d) Foreside shall maintain records in connection with its duties as specified in this Agreement. Any records required to be maintained and preserved shall be the property of the Trust and will be surrendered promptly to the Trust on request, and made available for inspection by the Trust or by applicable regulators at reasonable times. In case of any request for the inspection of such records by another party, Foreside shall notify the Trust and follow the Trust’s instructions as to permitting or refusing such inspection; provided that Foreside may share such records in any case as outlined in Section 10.

5. Term and Termination.

(a) The services to be rendered by Foreside under this Agreement shall commence upon the date of this Agreement and shall continue in effect for an initial two (2) year-period from that date, unless earlier terminated pursuant to the terms of this Agreement. The Agreement will remain in full force from year to year thereafter, subject to annual approval by Foreside and the Board. The Agreement may be terminated by either party by providing the other party with sixty (60) days written notice of termination. In the event that the Agreement is terminated by the Trust prior to the end of the term of the Agreement, Trust agrees to pay Foreside the remainder of the unpaid fees due pursuant to Schedule C.

(b) In addition, both parties agree that this Agreement may be terminated for cause. For purposes of this Agreement, cause shall mean (a) a material breach of this Agreement that has not been remedied for thirty (30) days following written notice of such breach from the non-breaching party; (b) a final, unappealable judicial, regulatory or administrative ruling or order in which the party to be terminated has been found guilty of criminal or unethical behavior in the conduct of its business; or (c) financial difficulties on the part of the party to be terminated which are reasonably evidenced.

6. Notice

Any notice provided hereunder shall be sufficiently given when mailed to the party required to be served with such notice at the following address: if to the Trust, c/o Northern Trust, Attn: Barbara Nelligan, 50 South La Salle Street, B-9, Chicago, Illinois 60603, and if to Foreside, at Three Canal Plaza, Suite 100, Portland, ME, 04101; Attn: Legal Department, or at such other address as such party may from time to time specify in writing to the other party pursuant to this Section.

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7. Governing Law and Matters Relating to the Trust as a Delaware Statutory Trust.

This Agreement shall be construed in accordance with the laws of the State of Delaware and the Federal Securities Laws. The execution and delivery of this Agreement have been authorized by the Trustees, and this Agreement has been signed and delivered by an authorized officer of the Trust.

The term “Advisers Investment Trust” means and refers to the Trustees from time to time serving under the Trust’s Declaration of Trust as the same may be amended. It is expressly agreed that the obligations of the Trust hereunder shall not be binding upon any of the Trustees, shareholders, nominees, officers, agents or employees of the Trust personally, but bind only the property of the Trust, as provided in the Declaration of Trust. The execution and delivery of this Agreement have been authorized by the Trustees of the Trust and signed by officers of the Trust, acting as such, and neither such authorization by such Trustees nor such execution and delivery by such officers shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the property of the Trust. A copy of the Agreement and Declaration of Trust is on file with the Secretary of the State of Delaware.

8. Representations and Warranties.

(a) Each party represents and warrants to the other that this Agreement has been duly authorized and, when executed and delivered by it, will constitute a legal, valid and binding obligation of it, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties. Each party agrees to adhere to all applicable Federal Securities Laws.

(b) Representations by the Trust. The Trust represents that it is duly organized and validly existing and that its shares are duly authorized for issuance in accordance with applicable law. The Trust warrants that it will take all necessary steps to ensure that it remains in good-standing.

(c) Representations by Foreside. Foreside represents that it is a limited liability company duly organized and in good standing under applicable law.

9. Indemnification.

(a) Each party (an “Indemnitor”) shall identify and hold harmless the other party, each of such other party’s affiliated companies, and all directors, officers, employees and agents of such other party (“Indemnified Parties”), against any and all losses, damages, or liabilities or any pending or completed actions, claims, suits complaints or investigations (including all reasonable expenses of litigation

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or arbitration), judgments, fines or amounts paid in any settlement consented by the Indemnitor to which any Indemnified Party may become subject to as a result or arising out of or relating to: (1) any negligent acts, omissions, bad faith or willful misconduct in the performance of Indemnitor’s duties and obligations hereunder; (2) any breach of the Indemnitor’s representations or warranties contained in this Agreement; (3) Indemnitor’s failure to comply with any terms of this Agreement; or (4) any action of an Indemnified Party, upon instructions believed in good faith by the Indemnified Party to have been executed by a duly authorized officer or representative of the Indemnitor.

(b) In order that the indemnification provisions contained herein shall apply, upon the assertion of a claim or a loss for which either party may be required to indemnify the other, the party seeking indemnification shall promptly notify the other party of such assertion or loss, and shall keep the other advised with respect to all developments concerning such claim. The party who may be required to indemnify shall have the option to participate at its expense with the party seeking indemnification in the defense of such claim. In this event, the party seeking indemnification may not settle, compromise or consent to judgment except with the other party’s prior written consent. The obligations of the parties hereto under this Section shall survive termination of the Agreement.

10. Confidentiality

(a) Without the prior consent of the other party, no party shall disclose Confidential Information (as defined below) of any other party received in connection with the services provided under this Agreement. The receiving party shall use the same degree of care as it uses to protect its own confidential information of like nature, but no less than a reasonable degree of care, to maintain in confidence the Confidential Information of the disclosing party. The foregoing provisions shall not apply to any information that (i) is, at the time of disclosure, or thereafter becomes, part of the public domain through a source other than the receiving party, (ii) is subsequently learned from a third party that, to the knowledge of the receiving party, is not under an obligation of confidentiality to the disclosing party, (iii) was known to the receiving party at the time of disclosure, (iv) is generated independently by the receiving party, or (v) is disclosed pursuant to applicable law, subpoena, applicable professional standards, request of a governmental or regulatory agency, or other process after reasonable notice to the other party. The parties further agree that a breach of this provision would irreparably damage the other party and accordingly agree that each of them is entitled, in addition to all other remedies at law or in equity, to an injunction or injunctions without bond or other security to prevent breaches of this provision.

(b) For the purpose of this Agreement, Confidential Information shall mean NPPI (as defined below), any information identified by either party as “Confidential” and/or “Proprietary” or which, under all of the circumstances,

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ought reasonably to be treated as confidential and/or proprietary, or any nonpublic information obtained hereunder concerning the other party.

(c) Nonpublic personal financial information relating to shareholders and/or potential shareholders (i.e., customers and/or consumers) of the Trust (“NPPI”) provided by, or at the direction of, the Trust to Foreside, or collected or retained by Foreside in the course of performing its duties and responsibilities under this Agreement shall remain the sole property of the Trust. Foreside shall not give, sell or in any way transfer such Confidential Information to any person or entity, other than affiliates of Foreside except in connection with the performance of Foreside’s duties and responsibilities under this Agreement, at the direction of the Trust or as required or permitted by law (including applicable anti-money laundering laws). Foreside represents, warrants and agrees that it has in place and will maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of records and information relating to consumers or customers of the Trust. The Trust represents to Foreside that it has adopted a statement of its privacy policies and practices as required by Regulation S-P and agrees to provide Foreside with a copy of that statement annually.

(d) The parties agree to comply with any and all regulations promulgated by the Securities and Exchange Commission or other applicable laws regarding the confidentiality of shareholder information.

(e) The provisions of this Section shall survive the termination of this Agreement.

11. Intellectual Property.

(a) The parties acknowledge each other’s right, title, and interest in their respective trademarks, copyrights, advertising, artwork, reports, manuals, memoranda, audit plans, checklists, presentations, training materials, policies and procedures, and logos (“Intellectual Property”) and agree not to use each other’s Intellectual Property in any advertising, sales literature or related materials or packaging, including customer lists, without the prior written approval of the other party. The Trust agrees that Foreside may identify the Trust as a client on its client list, which may be posted to Foreside’s website, or distributed to prospective clients. In no event will Foreside disclose the nature of the relationship with the Trust, including but not limited to, the terms of this Agreement without prior written approval of the Trust, unless the disclosure is contained in documentation which is mandated through regulation, litigation or arbitration.

(b) Foreside retains all rights to materials, software, copyrights, trademarks, questionnaires, scoring methodology, proprietary analysis and other information that Foreside provides to the Trust in connection with this Agreement. The Trust

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acknowledges that Foreside may provide the Trust and its representatives with proprietary, copyrighted or trademarked information and shall not disclose Foreside’s work-product, including but not limited to procedures, software, spreadsheets, checklists, audit programs, reports, proposal, questionnaire, scoring methodology, analysis and other documents or information, to any third-party without the prior written approval of Foreside. The Trust agrees that in the event that the Trust is required to produce Foreside’s Intellectual Property to a regulatory authority or court, the Trust will make all reasonable efforts to protect the Foreside Intellectual Property, including but not limited to, requesting confidential treatment under U.S. Freedom of Information Act and other applicable laws. The Trust agrees to notify Foreside in the event it must disclose Foreside’s Intellectual Property to any regulatory authority or in any court proceeding and will keep Foreside apprised of its efforts to protect Foreside Intellectual Property.

12. Miscellaneous.

(a) No amendment, modification to or assignment of this Agreement shall be valid unless made in writing and executed by both parties hereto.

(b) Each of the parties acknowledges and agrees that this Agreement and the arrangements described in this Agreement are intended to be non-exclusive and that Foreside is free to enter into similar agreements and arrangements with other entities.

(c) No party to this Agreement will be responsible for delays resulting from acts beyond the reasonable control of such party, provided that the nonperforming party uses commercially reasonable efforts to avoid or remove such causes of nonperformance and continues performance hereunder as soon as practicable as soon as such causes are avoided, rectified or removed.

(d) Paragraph headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

(e) This Agreement may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement.

(f) This Agreement, together with the schedules, sets forth the entire understanding of the parties and supersedes any and all prior discussions, representations and understandings between the parties related to the subject matter of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed all as of the day and year first above written.

ADVISERS	FORESIDE FUND OFFICER
INVESTMENT TRUST	SERVICES, LLC

/s/ Barbara J. Nelligan	/s/ Charles S. Todd
Name: Barbara J. Nelligan	Name: Charles S. Todd
Title: President	Title: President

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SCHEDULE A

LIST OF FUNDS

Effective September 20, 2018

The following series of the Trust are advised by Vontobel Asset Management, Inc. (the “Adviser”) as a series as now in existence and listed below, as well as such additional series as may be established by the Trust from time to time and advised by the adviser (each series a “Fund” and collectively, the “Funds”):

FUND NAME(S)

Vontobel Global Emerging Markets Equity Fund

Vontobel International Equity Institutional Fund

Vontobel Global Equity Institutional Fund

Vontobel US Equity Institutional Fund

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SCHEDULE B

FUND COMPLIANCE SERVICES

A. Foreside will provide the following services in relation to the Fund Compliance Program during the term of this Agreement:

1. make an individual, acceptable to the Board, available to serve as the Trust’s Chief Compliance Officer as provided in Rule 38a-1(a)(4) of the 1940 Act to administer the Fund Compliance Program. The individual serving as Chief Compliance Officer must be available, at the discretion of the Board and in any event no less frequently than annually, to meet separately with the independent members of the Board;

2. through the Chief Compliance Officer, review, maintain and update as required from time to time, (including to reflect any amendments to Rule 38a-1) written policies and procedures comprising the Fund Compliance Program;

3. through the Chief Compliance Officer, conduct, as needed in response to significant compliance events, changes in business arrangements and regulatory developments and, in no event less than annually, a review of the Fund Compliance Program which will include a review of the adequacy of the policies and procedures and the effectiveness of their implementation;

4. through the Chief Compliance Officer, provide a written report to the Board that, at a minimum, addresses:

(a) the Chief Compliance Officer’s assessment of the operation of the policies and procedures of the Trust and each Service Provider, any material changes made to those policies and procedures since the date of the last report, and any material changes to the policies and procedures recommended as a result of the annual review conducted;

(b) each Material Compliance Matter (as defined under Rule 38a-1) that occurred since the date of the last report; and

(c) the Chief Compliance Officer’s assessment of the adequacy of the policies and procedures and the effectiveness of their implementation; and

5. through the Chief Compliance Officer, provide the Board with any additional information specifically requested or otherwise reasonably necessary for the Board to review and evaluate the Fund Compliance Program.

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6. Represent the Trust as the Chief Compliance Officer at SEC examinations as required;

7. Present materials to the Trust’s board and senior management, as required or requested;

8. Review daily reporting from the TA/custodian such as post-trade compliance reporting and NAV reports; and

9. Regularly consult with fund management, advisers, and adviser CCOs on ad-hoc regulatory, operational, and other matters.

FUND ANTI-MONEY LAUNDERING COMPLIANCE SERVICES

B. Foreside will provide the following services in relation to the Fund Anti-money Laundering Compliance Program during the term of this Agreement:

1. make an individual, acceptable to the Board, available to serve as the Trust’s Anti-money Laundering Compliance Officer as outlined in the Federal Securities Laws to administer the Fund Anti-money Laundering Compliance Program. The individual serving as Anti-money Laundering Compliance Officer must be available, at the discretion of the Board;

2. through the Anti-money Laundering Compliance Officer, review, maintain and update as required from time to time, written policies and procedures comprising the Fund Anti-money Laundering Compliance Program;

3. through the Anti-money Laundering Compliance Officer, conduct, as needed in response to significant compliance events, changes in business arrangements and regulatory developments and, in no event less than annually, a review of the Fund Anti-money Laundering Compliance Program which will include a review of the adequacy of the policies and procedures and the effectiveness of their implementation;

4. through the Anti-Money Laundering Compliance Officer, provide a written report to the Board that, at a minimum, addresses:

(a) the Anti-money Laundering Compliance Officer’s assessment of the operation of the policies and procedures of the Trust and each Service Provider, any material changes made to those policies and procedures since the date of the last report, and any material changes to the policies and procedures recommended as a result of the annual review conducted;

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(b) the Anti-money Laundering Compliance Officer’s assessment of the adequacy of the policies and procedures and the effectiveness of their implementation; and

5. through the Anti-money Laundering Compliance Officer, provide the Board with any additional information specifically requested or otherwise reasonably necessary for the Board to review and evaluate the Fund Anti-money Laundering Compliance Program.

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FINANCIAL CONTROLS SERVICES

C. Foreside will provide the following services in relation to the Financial Controls Program during the term of this Agreement:

1.

Submit a draft report to the designated officers of the Trust (“Fund Review Officers”) prior to the date the relevant report is to be filed. In connection with their review and evaluations, the Fund Review Officers shall establish a schedule to ensure that all required disclosures in Forms N-CSR and N-Q and in the financial statements for the Trust are identified and prepared in a timeframe sufficient to allow review by the Fund Review Officers.

2.

Coordinate a meeting of the Fund Review Officers (Disclosure Controls and Procedures “DCP” meeting) before the filing date of each report to review the accuracy and completeness of the relevant report and record the considerations and conclusions in a written memorandum sufficient to support conclusions as required by Forms N-CSR and N-Q.

3.	Review and certify relevant SEC Filings such as Forms N-CSR and N-Q.

4.	Design and implement disclosure controls and procedures for financial statements to ensure that all relevant Trust financial information is properly disclosed to the executive officers and the Board.

5.

In cooperation with other fund officers, Service Providers and Other Providers, review and authorize other shareholder communications and SEC filings, such as Forms N-1A, 24f-2, N-MFP, N-CEN and N-PORT.

6.	Review the Trust’s accounting and financial report policies and recommend changes deemed appropriate.

7.	Conduct periodic reviews of the Trust’s service provider operations to monitor and verify compliance with the applicable Trust policies and accounting procedures.

8.	Oversee the expense budgeting and payment process by which the financial administrator will accrue and make expense payments on behalf of the Trust.

9.	Represent the Trust as Chief Financial Officer at SEC examinations as required.

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10. Present materials to the Trust’s board, audit committees and senior management, as required or requested.

SCHEDULE C

SERVICE FEES

Effective as of April 2, 2018

1. Service Fees

For the services provided under this Agreement, the fees shall be based on Schedule A List of Funds:

Annual Asset-Based Fee:

0.04% of average daily net assets of all Funds listed in Schedule A (“Fund Complex”) for Fund Complex net assets up to $100M;

0.03% of average daily net assets for the next $400M of Fund Complex net assets;

0.02% of average daily net assets for the next $500M of Fund Complex net assets;

0.0175% of average daily net assets for Fund Complex net assets over $1B

The Annual Asset-Based Fee is subject to a Fund Complex minimum annual service fee (“Fund Complex Minimum Annual Service Fee”) if the Annual Asset-Based Fee falls below the applicable minimum as described below.

Fund Complex Minimum Annual Service Fee:

Fund Complex Minimum Annual Service Fee	Time Period
$150,000	Annual

Foreside shall invoice the Funds for the annual fees in monthly installments, to be paid in arrears by the Trust for the services rendered under the Agreement. If this Agreement is terminated, the portion of the annual fees due for services rendered shall be pro-rated to the date of termination.

2. Out-of-Pocket Expenses, including but not limited to the following:

(a) The out-of-pocket expenses incurred in connection with Foreside’s provision of these services to the Funds including, but not limited to,

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travel costs for attending Fund-related meetings (e.g., Board meetings, due diligence meetings, etc.); Fund-related telephone charges; printing, copying and mailing costs for Fund-related documents; record retention for Fund-related documents; state and federal regulatory registration and filing fees paid on behalf of any Fund; and

(b) Any other expenses approved by the Board.

Out-of-pocket expenses incurred will be included by Foreside in the invoice.

ADVISERS INVESTMENT TRUST	FORESIDE FUND OFFICER SERVICES, LLC

/s/ Barbara J. Nelligan	/s/ Charles S. Todd
Name: Barbara J. Nelligan	Name: Charles S. Todd
Title: President	Title: President

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